UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      January 5, 2015

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On January 5, 2015, Coach, Inc. ("Coach") entered into a Purchase Agreement (the "Purchase Agreement") with Stuart Weitzman Topco LLC ("Topco") and Stuart Weitzman Intermediate LLC ("Stuart Weitzman"), a wholly owned subsidiary of Topco.  Under the terms of the Purchase Agreement, Coach has agreed to purchase all of the equity interests of Stuart Weitzman, a luxury footwear company and the parent of Stuart Weitzman Holdings, LLC, from Topco for approximately $530 million in cash, subject to customary purchase price adjustments, as well as a potential earnout of up to $14.66 million annually in cash over the next three calendar years if the following revenue targets are met:

Year                                              Target

2015                                              $350 million

2016                                              $385 million

2017                                              $425 million

The Purchase Agreement also contains a catch-up provision that provides that if the revenue targets are missed in any one year but are surpassed in succeeding years then amounts for past years become due upon surpassing targets in succeeding years.  Therefore, if the targets are met each year (or, for example, met only in the year 2017) the earnout payments would be $44 million in total.

The Purchase Agreement includes customary representations and warranties and covenants relating to the operations of business prior to the closing of the transaction. The closing is currently expected to occur in our fiscal fourth quarter, and is subject to the satisfaction of customary closing conditions for transactions of this type, including required antitrust approval. The Purchase Agreement is subject to termination under certain circumstances, including that both parties will have the right to terminate the Purchase Agreement if the closing has not occurred by May 25, 2015 or upon a material breach by the other party of the Purchase Agreement that is not cured within twenty days notice to the other party.

Both Stuart Weitzman and Wayne Kulkin, the current Chairman and President of Stuart Weitzman respectively, have agreed to remain with Stuart Weitzman following the transaction.

On January 5, 2015, Coach entered into a letter agreement (the "Letter Agreement") with Mr. Stuart Weitzman.  Under the terms of the Letter Agreement, Mr. Weitzman has agreed to pay (i) $2.5 million to Coach at the closing of the transaction contemplated by the Purchase Agreement and (ii) $666,667 to Coach each year in which the earnout described above is payable by Coach. The Letter Agreement also contains a catch-up provision; therefore, if the earnout target is met only in the year 2017 (or, if the earnout targets are met each year) the payment to Coach would be $2 million in total.

The summary descriptions of the Purchase Agreement and the Letter Agreement in this Item 1.01 do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Letter Agreement which will be filed as exhibits to Coach’s quarterly report on Form 10-Q for the fiscal quarter ending December 27, 2014.  Interested parties should read the Purchase Agreement and the Letter Agreement when filed in their entirety.

Item 8.01        Other Events.

On January 6, 2015, Coach issued a press release announcing its entry into the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This document contains forward-looking statements based on management’s current expectations. These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “ahead,” “estimate,” “on track,” “to be,” “on course,” “forward to,” “future,” “to lead,” “provide,” “to help,” “to delivering,” “to benefiting,” “to advancing,” “believe,” “remains,” “to reinvigorate,” “to achieve,” “to enable,” “to realize,” “return to,” “to acquire,” “to execute,” “are positioned to,” “continuing to,” “trajectory,” “potential,” “project,” “guidance,” “target,” “forecast,” “anticipated,” or comparable terms. Future results may differ materially from management’s current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc.  Please refer to Coach’s latest Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

Item 9.01        Financial Statements and Exhibits.

(d)  Exhibits.

99.1                  Text of Press Release, dated January 6, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 6, 2015

COACH, INC.

		By:	/s/ Todd Kahn
Todd Kahn
Global Corporate Affairs Officer, General
Counsel & Secretary

EXHIBIT INDEX

99.1	Text of Press Release, dated January 6, 2015